EXHIBIT 5.4

[LETTERHEAD OF AUSTIN STEWART, ESQ.]

October 9, 2015

Aspen Education Group, Inc., a California corporation

Aspen Youth, Inc., a California corporation

California Treatment Services, a California general partnership

Milwaukee Health Services System, a California general partnership

San Diego Health Alliance, a California corporation

San Diego Treatment Services, a California general partnership

Sober Living by the Sea, Inc., a California corporation

The Camp Recovery Centers, L.P., a California limited partnership

Transcultural Health Development, Inc., a California corporation

Treatment Associates, Inc., a California corporation

WCHS, Inc., a California corporation

c/o Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special California counsel for the entities listed on Schedule A, attached hereto (collectively, the “California Guarantors”) in connection with the proposed guarantee from each of the California Guarantors, along with the other guarantors under the Indenture (as hereinafter defined) of $275,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023, to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2015, under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Registration Rights Agreement dated September 21, 2015 (the “Registration Rights Agreement”). The obligations of the Company under the Exchange Notes will be guaranteed by the California Guarantors along with other guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of February 11, 2015 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (“Trustee”). The Exchange Notes, Registration Statement, the Registration Rights Agreement (as defined below), the Indenture and the Guarantees are collectively referred to herein as the “Credit Documents”.

This opinion is being delivered pursuant to the Indenture. Capitalized terms used without definition herein have the meanings assigned to such terms in the Indenture. The transaction reflected in the Indenture, as it applies to the California Guarantors organized under the laws of

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the State of California (the “State”), is herein referred to as the “Transaction”. The California corporations listed on Schedule A are referred to collectively herein as the “Corporate Guarantors”; the California limited partnership listed on Schedule A is referred to herein as the “LP Guarantor”; and the California general partnerships listed on Schedule A are referred to collectively herein as the “GP Guarantors”.

A. In connection with issuing this opinion letter, we have also examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the California Guarantors and, excepting the GP Guarantors, copies of certified Articles and Good Standing Certificates issued by the State (collectively “Governing Documents”), (ii) resolutions of the Board of Directors of the Corporate Guarantors with respect to the issuance of the Guarantees and the unanimous written consent of the general partner(s) of the LP Guarantor and GP Guarantors, (iii) Secretary’s Certificate of the Guarantors verifying the foregoing resolutions and consents (the “Secretary’s Certificate”), and (iv) such other documents and certificates and such matters of law as we have deemed necessary for purposes of this opinion.

B. Our opinions expressed below as to the good standing of the Corporate Guarantors and the LP Guarantor under the laws of the State (it being acknowledged that the GP Guarantors are not registered in the State) is based solely upon the good standing certificates issued by the California Secretary of State as of September 8, 2015, for each of the Corporate Guarantors, and as of September 9, 2015, for the LP Guarantor (collectively, the “Certificates”). We have made no additional investigation after the respective dates of those Certificates in rendering our opinions below. Our opinion expressed below as to the good standing of the GP Guarantors is based solely upon the Secretary’s Certificate for the GP Guarantors.

C. For purposes of this opinion, we have assumed, with your approval and without independent investigation, the following:

(a) Copies of the Credit Documents executed or to be executed by each party thereto (other than the California Guarantors) have been duly authorized, executed and delivered by such parties. The Credit Documents are the legal, valid and binding obligation of each party thereto, (other than the California Guarantors) enforceable against such party in accordance with their terms. The final Credit Documents are in the form that we have examined, have been properly authorized, executed, completed, and delivered by the appropriate parties, and have the correct exhibits attached thereto.

(b) All signatures (other than the signatures of the persons executing on behalf of the California Guarantors) on the Credit Documents and the other documents and instruments we have received for review are genuine, all natural persons who are signatories are legally competent to execute and deliver said documents, all documents and instruments submitted to us as originals are authentic and complete, all documents and instruments submitted to us as copies conform to the originals and are complete and accurate, none of the aforesaid documents have been subsequently modified or terminated, and none of the rights or obligations under said documents have been waived or released.

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(c) As to factual matters, we have relied solely upon, and assumed the accuracy, completeness and genuineness of certificates of public officials and the oral and written representations made to us by the California Guarantors, including but not limited to the Secretary’s Certificate. In addition, we have assumed that the representations and warranties as to factual matters made by the California Guarantors in the Guarantees and any other Credit Documents to which they are a party are true and correct. We have made no independent investigation of any of the facts stated in any such certificate or representation; however, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

(d) Where we render an opinion “to our knowledge”, it is intended to indicate that during the course of our representation of the California Guarantors, in connection with the Transaction, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have rendered or are rendering legal services to said party in connection with the Transaction. However, except as otherwise expressly indicated herein, we have not undertaken any independent investigation to determine the accuracy of such statements and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the California Guarantors.

(e) There are no separate agreements between the parties to the Credit Documents which would expand or otherwise modify the respective rights and obligations of the parties thereto.

D. Based upon the foregoing and our examination of such questions of fact and law as we have deemed necessary or appropriate for our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

(a) The California Guarantors are (i) with respect to the Corporate Guarantors, corporations validly existing and in good standing under the laws of the State, (ii) with respect to the LP Guarantor, a California limited liability company validly existing and in good standing under the laws of the State, and (iii) with respect to the GP Guarantors, general partnerships validly existing under the laws of the State.

(b) The California Guarantors have the corporate and partnership power and authority to execute, deliver and perform their obligations under the Credit Documents to which they are a party.

(c) The California Guarantors have duly authorized, executed and delivered the Credit Documents to which each is a party, respectively, and have duly authorized the Guarantees.

(d) The execution and delivery of the Credit Documents by the California Guarantors and the performance by the California Guarantors of their obligations thereunder (including with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a

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default under) or violation of any of, (i) the Articles of Incorporation and Bylaws of the Corporate Guarantors, the Articles of Organization and Limited Partnership Agreement of the LP Guarantors, and the General Partnership Agreements of the GP Guarantors, or (ii) any law, statute or governmental rule or regulation of the State of California.

(e) No consent, approval, authorization or order of any State court or governmental authority of the State was required in connection with the execution and delivery of the Credit Documents or is required for the issuance by the California Guarantors of the Guarantees.

E. OTHER LIMITATIONS AND EXCLUSIONS. The opinions hereinabove expressed are also subject to the following limitations and exclusions.

(a) We are licensed to practice law only in the State of California. Accordingly, the foregoing opinions are limited in all respects to applicable existing laws of the United States and the State of California, and we have made no inquiry into, and express no opinion as to, the statutes, regulations, treaties or common laws of any other nation, state or jurisdiction (herein “Laws of Other Jurisdictions”). We assume no responsibility as to the applicability to the Credit Documents, or the effect thereon, of the Laws of Other Jurisdictions, and we express no opinion on any provisions in the Credit Documents respecting the governance, interpretation or enforcement thereof.

(b) We express no opinion as to the enforceability of any provisions of the Credit Documents.

(c) We have not reviewed, and express no opinion on: (i) financial covenants or similar provisions requiring financial calculations or determinations to ascertain compliance; or (ii) provisions relating to the occurrence of a “material adverse event” or words of similar import contained in any such agreement or instrument.

(d) No opinion is rendered herein concerning the effect or application of state “blue sky” laws.

(e) We express no opinion with respect to any security interest in any personal property, including without limitation any copyrights, patents, trademarks, service marks or other and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein.

(f) Our opinion with respect to the “valid” existence of the GP Guarantors is qualified to mean only that the GP Guarantors have not been terminated or merged or converted into another entity.

(g) Our opinions expressed herein are subject to applicable bankruptcy, fraudulent conveyance or similar laws.

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This opinion is rendered based on the facts and circumstances, together with all applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings, orders, ordinances and other laws of the State of California and of the United States of America, existing on the date of this opinion, and we express no opinion as to the effect on the Credit Documents under any statute, rule, regulation or other law enacted, of any court decision rendered, or of the conduct of any person, which occurs after the date of this opinion. Moreover, we assume no obligation to advise you or any other person of any change, whether factual or legal, and whether or not material, that may hereafter arise or be brought to our attention after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act

Very truly yours,

/s/ Austin Stewart, Esq.
Austin Stewart, Esq.

October 9, 2015

SCHEDULE A

CALIFORNIA GUARANTORS

Aspen Education Group, Inc., a California corporation

Aspen Youth, Inc., a California corporation

California Treatment Services, a California general partnership

Milwaukee Health Services System, a California general partnership

San Diego Health Alliance, a California corporation

San Diego Treatment Services, a California general partnership

Sober Living by the Sea, Inc., a California corporation

The Camp Recovery Centers, L.P., a California limited partnership

Transcultural Health Development, Inc., a California corporation

Treatment Associates, Inc., a California corporation

WCHS, Inc., a California corporation